UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 8, 2014
Date of Report (Date of earliest event reported)

BOVIE MEDICAL CORPORATION
(Exact name of registrant as specified in its Charter)

Delaware	012183	11-2644611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5115 Ulmerton Rd., Clearwater, Florida 33760
(Address of principal executive offices) (Zip Code)

(800) 537-2790
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 8, 2014, the Audit Committee of the Board of Directors of  Bovie Medical Corporation (the “Company”), in conjunction with discussions held with the Company’s independent registered public accounting firm, determined that it will be required to restate the Company’s financial statements for the fiscal year ended December 31, 2013, due to the fact that these financial statements can no longer be relied upon. The restatement relates to correcting the Company’s basic and diluted earnings per share as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Securities and Exchange Commission on March 31, 2014. The Audit Committee has discussed the matters disclosed in this Current Report on Form 8-K with its Chief Financial Officer and Kingery & Crouse, P.A., the Company’s independent registered public accounting firm.

The requirement to restate the Company’s basic and diluted earnings per share is due to the failure to deduct: (a) $2.616 million attributable to the beneficial conversion feature of the Series A 6% Convertible Preferred Stock (the “Preferred Stock”) issued on December 13, 2013; and (b) the accretion of $39,000 related to the Preferred Stock from December 13, 2013 through December 31, 2013, from the calculation in accordance with ASC 480-10-S99-2-20. The impact of this change is an increase in the Company’s basic and diluted loss per share of $0.15 to $0.40 for the year ended December 31, 2013. The $2.616 million deduction is a one-time non-cash, deemed dividend. The $39,000 accretion of the Preferred Stock is a reduction in the net income (loss) attributable to common shareholders, which will be recorded until the Preferred Stock is fully accreted to its face value. The above-mentioned corrections do not have an effect on net income, comprehensive income or cash flows for the year ended December 31, 2013, and does not impact total stockholder’s equity as of December 31, 2013.

The Company intends to file restated financial statements for the fiscal year ended December 31, 2013 as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2014	BOVIE MEDICAL CORPORATION

By: /s/ Robert Gershon
Robert Gershon
Chief Executive Officer

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